[ EXHIBIT 10.1 - MARKETING AGREEMENT ]


                              MARKETING AGREEMENT

     This Marketing Agreement is to be effective July 15, 2003, between Universal Insurance Services, Inc., a Michigan corporation, 648 Monroe Avenue, N.W., Grand Rapids, Michigan 49503 ("UIS"), and Perfect Health Care Corp, a Nevada corporation, d/b/a National Health Care Corp, 4017 Colby Avenue, Everett, Washington 98201 ("NHC").

                                    RECITALS

     UIS is a duly licensed independent insurance agency engaged in the business of marketing insurance and products related to insurance to the general public including corporations, associations, individuals, and businesses.

     NHC is in the business of making available certain health care Products, as set forth on Exhibit A, at discounted prices through the Program

     UIS and NHC desire to enter into this Agreement whereby Universal will market the Card with NHC assistance to Customers referred through Quixtar Corporation's IBOs, Members and Clients.

     Therefore in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

1. Definitions. The following definitions are incorporated for their meaning throughout this Agreement:

     1.1 "UIS" is Universal Insurance Services, Inc.

     1.2 "NHC" is National Health Care Corp.

     1.3 "Products" are the certain health care products as set forth on Exhibit A as amended from time to time.

     1.4 "Card" is the National Healthcare Card issued by NHC.

     1.5 "Term" is the term of this Agreement including beginning period and all renewal periods.

     1.6 "IBO" is the Independent Business Owner(s) member(s) through whom Quixtar Corporation markets and distributes its products.

     1.7 "Member" is a person/entity registered with Quixtar Corporation who buys products and services through Quixtar Corporation at a discount price.

     1.8 "Client" is a person' entity registered as such with Quixtar Corporation who buys products and services through Quixtar Corporation.

     1.9 "Customers" are IBOs, Members, Clients, and persons solicited and/or sponsored by mos, members, or Clients to purchase the Card.

     1.10 "Client Data" is all information about the lBO, which is obtained and/or known by UIS in connection with the marketing of the Cards.

     1.11 "Customer Data" is information about Customers such as names, addresses, telephone numbers, credit card and credit information obtained by either UIS or NHC with regard to the marketing and sale of the Card.

     1.12 "Program" is the process of utilizing the Products and Providers and marketing and sale of the Card to Customers.

     1.13 "Providers" are those persons and entities enrolled/enlisted by NHC providing the Products.

     1.14 "Purchase Amount" is the purchase price for the Card on an annual basis and also on a monthly basis and is set forth on Exhibit B, as amended from time to time.

     1.15 "Commission" is the amount of the gross Purchase Amount to be paid UIS for the sale of the Card to a Customer.

2. Endorsement and Duties of the Parties. NHC hereby endorses UIS as the exclusive party for the marketing and sale of the Card to IBOs and Customers. In connection therewith, the parties shall perform the following duties:

     2.1. NHC Duties.

          2.1.1. NHC shall cause the Products, as set forth on Exhibit A, to be covered by the Card and provided to the Customers.

          2.1.2. NHC shall continuously recruit and cause Providers to be enrolled/enlisted in the NHC network to provide the Products for which they are recruited.

          2.1.3. NHC shall amend Exhibit A, adding, subtracting, modifying Products set forth therein, only in accordance with the procedure set forth herein for amendments to the Agreement.

          2.1.4. NHC shall continuously provide, maintain, and create an up-to-date web site and "Provider Look Up Page" accessible to Customers in location, form, and substance satisfactory to U1S, which Provider Look Up Page shall include, among other things, the names, addresses, telephone numbers, and related information as to active Providers. Further, the current Products being offered shall also be listed in form and substance acceptable to UIS.

          2.1.5. NHC shall provide UIS an electronic, telephonic or other means to locate providers by geographic area and Product offered. NHC may, at its option, periodically supply to UIS a listing by area and Product offered of current Providers, Providers added to the list since the prior report, and Providers deleted from that list. UIS shall reimburse NHC its reasonable costs of preparing such listings.

          2. 1.6. In the event NHC shall cease to have a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934, as amended, NHC shall provide UIS quarterly profit and loss and financial statements of NHC in a form consistent with generally accepted accounting standards in the United States, or other form acceptable to UIS.

          2.1.7. Unless NHC shall provide an auditor's report or independent accountant's report certifying the financial statements required by section 2.1.6, NHC shall permit UIS at all reasonable times during normal business hours to examine the books and records of NHC to verify the accuracy of such financial statements. UIS shall reimburse NHC its reasonable costs of providing such examination.

          2.1.8. NHC shall provide, at its sole expense, its own facility with trained staff to assist in accomplishing the obligations placed upon it by this Agreement.

          2.1.9. NHC shall cause each Card issued to set forth an expiration date, which expiration date shall be one (1) year from the date of issuance of the Card.

     2.2. UIS Obligations.

          2.2.1. UIS shall provide, at its sole expense, its own facility with trained staff to assist in accomplishing the obligations placed upon it by this Agreement.

          2.2.2. UIS shall use commercially reasonable efforts to promote the Card to Customers through Quixtar publications and advertisements, as determined by UIS from time to time, with the cost of these publication and advertisements efforts to be borne solely by UIS.

          2.2.3. UIS shall provide the materials, advertisements, and presentations to NHC for its prior review and input with regard to promotion of the Card.

          2.2.4. UIS shall timely perform the administrative functions, accountings, and payment as set forth in this Agreement, which functions shall include information relating to sales, renewals, commissions, and refunds.

     2.3. Other Obligations.

          2.3.1. Each party shall cooperate in good faith with the other party to maintain a consistent, high quality Program and also the continued performance by each party of its respective obligations hereunder in compliance with all applicable legal requirements. To the extent necessary for each party to comply with all applicable legal requirements, each party shall allow appropriate access by any and all regulatory agencies having jurisdiction to all relevant files and procedures. Each party shall pay it own cost for compliance.

          2.3.2. NHC shall cause itself and its affiliates to timely perform and maintain any licensing and/or other legal requirements necessary to create and offer the Program to provide the Providers and the Products through the Card. UIS shall comply with all regulatory requirements as may be required to market the Card to and through IBOs for sale of the Card to IBOs and Customers. 3. Marketing and Sale of Card to Customers.

     3.1. Authority. VIS shall market the Card to IBOs for IBO purchase of the Card and for 180 sale of the Card to Customers. Nothing in this Agreement shall be construed to directly or indirectly restrict UIS from offering or marketing to IBOs or others, products that may compete with the Card.

     3.2. Communicating with Customers, Providers, and Product Suppliers. NHC shall have the right to communicate with Customers concerning Providers and Products and/or service issues/inquiries related to the Card, which communications shall require prior approval of UIS as to content. UIS shall have the right to communicate with Providers and/or with Product Suppliers with regard to Provider and/or Product issues.

     3.3. Placement of Orders and Sale of Cards. All orders for purchase of a Card by an IBO or by Customers of an IBO shall be made to UIS on order forms and with information as required by UIS. NHC may receive information and order(s) & from an IBO or IBO Customer and may assist the IBO and/or Customer in completion of the required information and order form, but NHC shall forward all completed order forms, information, and payment received to UIS. UIS alone shall undertake the administrative tasks and make the determination for the sale of the Card to an IBO or Customer. In performing these tasks, by way of example and not exclusion, UIS must have received payment for the Card in the proper method and amount, receive the complete order form and information, and must ascertain and confirm with Quixtar that the IBO (from whom the intended sale has been generated) is an IBO in good standing with Quixtar. Upon completing the administrative tasks, UIS shall deposit and clear payment and then advise NHC that the sale of the Card has been approved. NHC shall thereupon complete the sale transaction and cause the Card to be issued to the Customer.

     3.4. Renewals, Cancellations, Refunds. Renewals shall be handled in the same manner as set forth in Section 3.3. If, for any reason, payment for an issued Card is not current, UIS shall so notify NHC of this fact and NHC shall cause the subject Card to be cancelled. If, for any reason, a refund is due a Customer, UIS shall accomplish this task.

     3.5. Payment for the Card and Accounting. All payments for the Card in the gross Purchase Amount shall be made/forwarded to UIS for its administrative actions and accounting as described in Section 3.3. The method for payment of the Purchase Amount for the Card, in the event it is purchased by the year, may be by charge card or check, all checks payable to UIS. The Purchase Amount for the Card in the event it is purchased by the month shall be by charge card with authorization for UIS to charge against the charge card for succeeding months unless and until the authorization is properly countermanded. On a weekly basis, UIS shall furnish an accounting to NHC of Cards sold or renewed the prior week, along with any cancellations and refunds. With the accounting, UIS shall remit payment to NHC for the Net Purchase Amount due NHC for Cards sold/renewed the prior week. "Net Purchase Amount" shall be the gross purchase price for Cards sold, less compensation as set forth in Section 4, less any refunds as the result of Card cancellation.

     3.6. Purchase Amount. The gross Purchase Amount for the purchase of a Card by the year and by the month is set forth on Exhibit B.

     3.7. Card Sale by IBOs in Excess of Purchase Amount. It is understood that IBOs may solicit purchase of the Card by Customers at prices in excess of the gross Purchase Amount. Any such price or charge by the IBO over the gross Purchase Amount shall be the sole prerogative and responsibility of the IBO. Only the gross Purchase Amount is to be paid to UIS for the purchase of the Card. Neither UIS nor NHC has any right, claim, interest, or control over pricing by an IBO beyond the gross Purchase Amount.

4. Compensation. As consideration for marketing the Card, for every Card purchased new or renewed by a Customer, UIS shall receive a commission calculated in accordance with Exhibit B. The Commission shall be reduced by application of the Commission formula to any refunds as the result of Card cancellations. The payment of Commissions shall be accomplished by UIS paying the Commission amount from the gross Purchase Amount (leaving the Net Purchase Amount, which is then paid to NHC in accordance with Section 3.5). Payment of Commissions with regard to Cards sold to and/or renewed with Customers procured during the Term of this Agreement shall continue beyond the termination of the Agreement and by made by NHC for as long as the Customer purchases the Card (or successor replacement for the Card). Following termination or expiration of this Agreement, NHC shall not utilize IBOs in any way to market the Card.

5. Term and Termination. The Term of this Agreement shall be for a beginning period of two (2) years commencing the effective date of this Agreement. The Term shall automatically continue for successive one (1) year periods thereafter unless either party notifies the other at least ninety (90) days prior to the expiration of the beginning period or any successive period thereafter of intention not to renew. Irrespective of the Term set forth herein, this Agreement may terminate upon the occurrence of the events set forth in subsections (a) through (e) below. Upon termination or expiration of this Agreement, NHC will not directly or indirectly market or sell the Card or successor thereto to or through Quixtar Corporation, lBO's, Members, and/or Clients for a period of three (3) years. This provision survives the termination or expiration of this Agreement.

     5.1. Upon thirty (30) days' written notice by UIS, in the event UIS determines in its sole discretion that the financial information required to be furnished pursuant to this Agreement is untimely or otherwise discloses an unacceptable financial condition, and NHC fails to cure within the thirty (30) day period.

     5.2. Upon thirty (30) days' written notice by UIS, in the event UIS, in its sole discretion, determines that the "Provider Look Up Page" is not to the quality or completeness standard determined by UIS or is not maintained by NHC in form and substance acceptable to UIS and NHC fails to cure within the thirty (30) day period.

     5.3. Upon thirty (30) days' notice by UIS in the event, for any reason, Quixtar determines no longer to participate or no longer to permit the Program for participation by IBOs.

     5.4. Immediately without notice by either party in the event either party seeks creditor or bankruptcy protection or is insolvent as that term is defined in the Federal Bankruptcy Code.

     5.5. Upon thirty (30) days' notice by the non-breaching party in the event the breaching party breaches any of its obligations or warranties under this Agreement and fails to cure within the thirty (30) day period.

6. Representations and Warranties.

     6.1. UIS Corporate Authority. UIS represents and warrants that it is a corporation duly organized and existing under the laws of the State of Michigan, is properly authorized to perform its business including the business under this Agreement, is not in violation of any provision of its Articles of Incorporation or Bylaws, and has not received notice and has no reasonable grounds to believe that it is in violation of any laws or regulations in any manner material to its ability to perform its obligations under this Agreement.

     6.2. NHC Corporate Authority and Compliance with Regulations. NHC represents and warrants that it is a corporation duly organized and existing under the laws of the State of Nevada, is properly authorized and licensed to perform the business required of it under this Agreement, the Card sold pursuant to this Agreement is not in violation of any provision of its Articles of Incorporation or Bylaws, and it is in compliance with all governmental laws and regulations applicable to the Card, and has not received notice and has no reasonable grounds to believe that it is in violation of any laws, regulations, or contracts in any manner material to its ability to perform its obligations under this Agreement.

7. Expirations and Renewals. UIS shall have exclusive ownership and control of all expirations and renewals related to any Cards sold to Customers. Notwithstanding the foregoing, after the expiration of termination of this Agreement, NHC shall be permitted to communicate with any current Card holder to service and/or renew any Card purchased, provided however, that NHC shall not be permitted to use the UIS name or trademark in connection with such service.

8. Confidentiality/Ownership of Customer Data.

     8.1. Confidential Information and Individual Customer Information. Any records, materials, data or technical, business or financial information, and any other material furnished or disclosed by one party to the other pursuant to this Agreement, other than individual Customer Data shall be deemed Confidential Information and the exclusive property of the disclosing party. Any data identifying individual Customers, personal data, Card use history, renewals, and related information or data shall be shared between UIS and NHC and kept confidential by each and used as part of administering the Card but shall belong to UIS and the Customer. All Confidential Information, Customer Data and Client Data is to be used by UIS and NHC in the performance of their respective obligations and duties hereunder and is to be completely returned to UIS - if requested - upon termination of this Agreement (or, in the case of the Customer, upon Customer request). It is understood that, during the term of this Agreement, an individual Customer may request from UIS and/or NHC its Customer information. UIS and NHC (as the case may be) shall advise the other of any Customer information request received from an individual Customer. UIS and NHC shall at all times act in compliance with the requirements of the Health Insurance Portability and Accountability Act of 1996 and regulations issued pursuant thereto (to the extent applicable) with regard to Customer Data, Client Data, and Confidential Information.

     8.2. Confidentiality. NHC agrees not to reveal, divulge, make known, sell, exchange, lease or in any other way transfer any Confidential Information, Customer Data, or Client Data to any thirdparty competitor of UIS or NHC or to utilize or allow utilization of such information other than in accordance with the terms of this Agreement. The parties agree that monetary damages for beach of the obligations under this Section are not adequate and that the nondisc1osing party shall be entitled to injunctive relief in addition to any damages claimed with respect thereto. It is understood that UIS may utilize Customer Data and Client Data in marketing competitive Products to lBOs and/or Customers in the event it chooses to do so.

     8.3. Restriction Concerning Disclosure. UIS and NHC, in administering the Program, shall restrict disclosure of the Confidential Information, Customer Data, and Client Data to its employees with a need to know in order to properly market and service the Products, Participants, and the Card.

     8.4. Exceptions. Nothing in this Section shall be construed to prevent any party from disclosing or using any data or information (1) which was in possession or control prior to disclosure by the other party; (2) which was in the public domain or enters the public domain through no improper act of the parties hereto; (3) which is obtained from a third party under no confidentiality obligation to the parties hereto; (4) which is independently developed by the receiving party or (5) as required by a court of law.

     8.5. Retention of Individual Customer Information. It is understood that in all events, NHC may keep copies of the Individual Customer Data on all Individual Customers whose Card is continuing in effect for a period beyond the termination date of the Agreement.

9. Relationships.

     9.1. Relationships. Unless the context requires otherwise, for all purposes under this Agreement each IBO shall be deemed to be the agent of UIS, and not that of PHC. UIS may in its sole discretion determine the nature and terms of such relationship. UIS shall use its best efforts to ensure that its IBOs are of good character and conduct themselves professionally at all times while representing NHC's products.

     9.2. Training and Supervision. UIS shall be primarily responsible for training and supervision of its agents. UIS shall ensure that its agents accurately represent the nature and operation of the Card to customers and prospective customers, and in particular that agents do not state, imply, or permit an inference reasonably to be drawn that the Card is an insurance product or that NHC is in the insurance business. UIS shall indemnify and hold NHC harmless against any and all claims arising out of 180 activities in violation of this section 9.2

     9.3. Compliance With Franchise and Business Opportunitv Laws. UIS alone shall be responsible for compliance with any Franchise or Business Opportunity laws that may apply to UIS's activities in connection with its recruitment of and relationship with IBOs or other sales agents. UIS shall indemnify and hold NHC harmless against any and all claims arising out of its activities under this section 9.3.

     9.4. No Relationship Between Agent and PHCC. For all purposes and in all matters respecting this Agreement, the relationship established by its terms and provisions shall be between NHC and UIS exclusively. Nothing herein shall give rise to any obligation on the part of NHC to any 180 or other agent of UIS, or any responsibility of NHC for the conduct or activities of any such 180 or agent.

10. Indemnification.

     10.1. Indemnification. Each party shall indemnify, defend, and hold harmless the other, as well as their respective directors, officers, agents, employees and shareholders, from and against any and all claims, suits, hearings, actions damages, and liabilities caused by or resulting from any breach of this Agreement, misconduct, error, omission, or other unauthorized act by that party, its officers, directors, shareholders, employees, agents or representatives.

     10.2. Notice of Claim for Indemnification. Upon obtaining knowledge of a claim which could give rise to indemnification under this Section, the party demanding such indemnification (the "Indemnitee") shall promptly notify the party from whom indemnification is sought (the "Indemnitor"), in writing, of the claim which the Indemnitee has determined could give rise to a right of indemnification. This notice shall specify, in reasonable detail, the nature of any such claim giving rise to the right of indemnification.

     10.3. Defense of Third-Party Claims. With respect to any claim set forth in such notice of claim, Indemnitee may, in good faith, defend any such claim and Indemnitor, at its expense, shall have the right to participate in the defense. In connection with its defense, Indemnitee shall have the absolute right to choose or approve the counsel for the defense or prosecution of such action. So long as Indemnitee is defending in good faith, Indemnitor shall not settle or compromise such claim. Each party shall make available to the other or its representative all records and other materials reasonably required in contesting any claim and shall cooperate fully with the defense of all such claims. Indemnitor may settle any claim without the consent of the Indemnitee in the event that the sole relief requested is money damages and such money damages are paid in full by the Indemnitor and all litigation with respect thereto is dismissed with prejudice.

     10.4. Survival of Indemnification. The indemnification provided under this Section shall survive the expiration or termination of this Agreement.

     10.5. Dispute Resolution. The parties consent to personal jurisdiction in the state or federal courts of and/or within the state of Michigan. The laws of the state of Michigan shall apply. Service of process upon any party shall be sufficient if made in accordance with the laws of the state of Michigan. The prevailing party shall be entitled to recover its actual attorney's fees and costs from the other party.

     10.6. Errors and Omissions Coverage. Each party, during the term of this Agreement, shall provide errors and omissions insurance ("E&O") reasonably acceptable to the other with regard to coverage and deductible, with limits of at least $5,000,000 and, upon request by a party, shall furnish that party with a copy of this insurance policy.

     10.7. Independent Contractor. In the performance of this Agreement, each party shall be deemed an independent contractor and not an employee of the other party. Each party shall supervise the performance of its own services and shall have control of the manner and means by which its obligations are performed.

 11. Dispute Resolution. The parties consent to personal jurisdiction in the state of federal courts of and/or within the state of Michigan. The laws of the state of Michigan shall apply. Service of process upon any party shall be sufficient if made I accordance with the laws of the state of Michigan. The prevailing party shall be entitled to recover its actual attorney's fees and costs from the other party.

 12. Errors and Omissions Coverage. Each party, during the term of this agreement, shall provide errors and omissions insurance ("E&O") reasonably acceptable to the other with regard to coverage and deductible, with limits of at least $5,000,000 and, upon request by a party, shall furnish that party with a copy of this insurance policy.

13. Independent Contractor. In the performance of this Agreement, each party shall be deemed an independent contractor and not an employee of the other party. Each party shall supervise the performance of its own services and shall have control of the manner and means by which its obligations are performed.

14. Delay In Enforcement. Neither NHC's nor UIS' failure at any time to insist upon the performance of any provision in this Agreement shall operate as a waiver of any of NHC's or UIS' future rights or remedies under this Agreement.

15. Modification. This Agreement may be modified or amended in whole or in part from time to time only by written agreement signed by an officer of both parties and delivered by each to the other prior to the effective date of such modification or amendment.

 16. Assignment, Transfer of Ownership. No party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party and any such attempt shall be void. Any material change in management of either party or the sale of a substantive amount of stock or assets shall permit the other party, in its sole election, to terminate this Agreement.

17. Notices. All notices under or regarding this Agreement shall be in writing and shall be sent by firstclass mail, postage prepaid, or by certified mail, return receipt requested, to the address given below or to such other addresses as either party may designate by notice to the other:

If to UIS:

   Universal Insurance Services, Inc.
   648 Monroe, N.W., Suite 300
   Grand Rapids, MI 49503
   Attn: William J. Rothwell

If to NHC:

   National Health Care Corp.
   4017 Colby Avenue
   Everett, W A 98201
   Attn: Antoine Jarjour

18. Entire Agreement. This Agreement constitutes and expresses the whole Agreement of the parties with reference to the provision and marketing of the Program, Providers, Products, and the Card to and/or with regard to IBOs and Customers and all prior promises, undertakings, representations, agreements, writings, understandings, and arrangements with reference to such provision and marketing are merged herewith. This Agreement shall be binding on and inure to the benefit of the parties respective affiliates, subsidiaries, related companies, administrators, successors, and legal representatives.

19. Agreement Preparation. This Agreement has been prepared by the combined efforts of the parties and is to be interpreted as such.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one in the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first above written.

WITNESSES:

NATIONAL HEALTH CARE CORP.

By

/s/ Antoine Jarjour
--------------------------------
 President


UNIVERSAL INSURANCE SERVICES, INC.

By

/s/William J. Rothwell
-----------------------------------
 President


EXHBIIT A

Products List
National Healthcare Card (currently including):
Medical Doctor and Hospital
Chiropractic
Dental
Hearing
Mental Health
CAM (Alternative Health)
24-Hour Nurse Hotline
SOS Travel Referral and Expense Reimbursement
Patient Advocacy
Extended Care
Vision
Pharmacy
Diabetes